Exhibit 99.1

Isle of Capri Casinos, Inc. Provides Update on Mississippi River Flooding

ST. LOUIS, MO., May 4/PRNewswire/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) officials announced today the following update on the effects of Mississippi River flooding.

Water levels along the Mississippi River continue to fluctuate and the Company has been working closely with marine consultants, local and state officials and management staff to ensure the safety and security of its guests and employees, as well as secure company assets.

“We recently closed our properties in Caruthersville, Missouri, and Lula, Mississippi,” said Virginia McDowell, president and chief executive officer. “Moving south, we have been working closely with officials from the City of Natchez and plan to close our casino on Sunday, May 8 unless circumstances change.Wecontinue to face pressure in Vicksburg and we are continually monitoring conditions there. We have been in contact with our insurance carriers regarding property and business interruption claims.”

On Sunday, May 1 the Company reopened its Davenport, Iowa facility after a 15 day closure as water levels receded there.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 25, 2010 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

Contact

Dale R. Black, chief financial officer

(314) 813-9327

dale.black@islecorp.com

Jill Haynes, senior director, corporate communication

(314) 813-9368

jill.haynes@islecorp.com

http://www.islecorp.com

SOURCE Isle of Capri Casinos, Inc.